Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference and use in this Amendment No. 2 to Registration Statement No. 333-205495 on Form S-4 of our report dated March 31, 2015, relating to the consolidated financial statements of Green Bancorp, Inc. and subsidiary, appearing in the Annual Report on Form 10-K of Green Bancorp for the year ended December 31, 2014 and included in the proxy statement/prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such proxy statement/prospectus.

/s/ Deloitte & Touche LLP
Houston, Texas
August 10, 2015